OPINION OF COUNSEL

Re: Rule 24f-2 Notice for The Travelers Fund BD II for Variable Annuities; File No.33-58131

To Whom It May Concern:
	With  regard to the Rule 24f-2 Notice filed by The Travelers
Fund BD II for Variable Annuities covering variable annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The  Travelers  Life  and  Annuity Company is
	duly organized and  existing under   the
	laws of   the State of Connecticut and has
	been duly authorized to  do  business  and to  issue
	variable annuity   contracts  by   the   Insurance
	Commissioner of the State of Connecticut.

	2.The  Travelers  Fund  BD  II for
	Variable Annuities is a duly authorized and validly existing separate account established pursuant to Section 38a-433 of the Connecticut
	General Statutes.

	3.The  variable  annuity  contracts issued
	are  valid,  legal  and  binding obligations  of
	The Travelers  Life  and Annuity   Company;  the
	securities are legally issued, fully paid and nonassessable.

	4.Assets of The Travelers Fund BD  II for
	Variable Annuities are not chargeable with liabilities arising out of any other business which The
	Travelers  Life and Annuity  Company  may conduct.

/s/ Kathleen A. McGah
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Counsel and Assistant Secretary
The Travelers Life and Annuity Company

Dated: February 26, 1998